EXHIBIT 99.1

Sanomedics Announces Completion of Prime Time Medical Acquisition

MIAMI, Sept. 3, 2013 /PRNewswire/ -- Sanomedics International Holdings, Inc. (OTCQB: SIMH) ("Sanomedics"), a medical technology holding company that focuses on game-changing products, services and ideas, today announced that it has completed the previously announced acquisition of Prime Time Medical, Inc., of Largo, Florida ("Prime Time") for a total purchase price of $3,100,000, effective August 30, 2013. The closing price was amended to include the issuance of 531,250 common shares of Sanomedics, $1 million in debt, and $1,250,000 cash consideration with $400,000 paid through closing and the balance of $850,000 in a promissory note payable within 30 days.

Keith Houlihan, Co-founder and President of Sanomedics, stated, "We are very excited about this acquisition, as the completion of this acquisition marks a significant milestone in Sanomedics' high growth strategy of acquiring and integrating positioned medical equipment providers with Anovent in today's ever demanding Sleep Apnea vertical."
About Sanomedics International Holdings, Inc.

Sanomedics International Holdings, Inc. (OTCQB: SIMH) is a medical technology holding company that focuses on game changing products, services and ideas – a place where physicians, entrepreneurs, and medical companies can work together to drive innovative technologies through concept, development, and ultimately commercialization. We plan to grow our existing business organically and through strategic acquisitions specifically relating to sleep disorder diagnosis treatments. Sanomedics seeks to acquire sleep therapy operating businesses and our strategy is to integrate a portfolio of world-class products and service providers in the growing Sleep Apnea market. Our goal is to provide Sleep Apnea patients with a reliable and integrated "end-to-end" service platform.

About Prime Time Medical, Inc.
Prime Time Medical, Inc., is a leading Durable Medical Equipment (DME) provider of home medical equipment with products such as power wheel chairs and scooters specializing in complex rehab products, respiratory equipment including oxygen concentrators and nebulizer compressors, diabetic supplies, hospital beds, bariatric equipment, walkers, CPMs, commodes, manual wheel chairs and support surface products for wound care management, servicing consumers throughout West Central Florida and aggressively expanding throughout the state.

Health Care Facts:

•	Americans spent $2.6 trillion on health care in 2010 -- ten times more than in 1980.
•
Home Health Care services as per May 2012 by The United States Department of Labor estimate that almost 3 million are employed full time in the United States. On a whole by 2020, the ranks of home health and personal care aides will have swelled by more than 6 million jobs from 2012, according to the Bureau of Labor Statistics and growing at twice the rate of the national economy.

•	About 4% of U.S. adults aged 20 and over used sleep aids in the past month.
•	One in six adults with a diagnosed sleep disorder and one in eight adults with trouble sleeping reported using sleep aids.

According to estimates, 50–70 million Americans suffer from sleep disorders or deprivation, which can not only hinder daily functioning, but can also adversely affect their health. (Reference: Yinong Chong, Cheryl D. Fryar, and Qiuping Gu are with the Centers for Disease Control and Prevention's National Center for Health Statistics, Division of Health and Nutrition Examination Surveys.)

Forward Looking Statements

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The Company's periodic filings with the Securities and Exchange Commission should be viewed for a complete understanding of risk and uncertainty.

Contact: Keith Houlihan, 305-433-7814, info@sanomedics.com
SOURCE Sanomedics International Holdings, Inc.